Exhibit 99.1

Pharmacyclics Reports Second Quarter Fiscal 2010 Financial Results

SUNNYVALE, Calif., Feb 11, 2010 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today reported financial results for its second fiscal quarter ended December 31, 2009.

Upon the completion of a drug supply agreement with Servier in the quarter ended December 31, 2009, the company began recognizing revenue under GAAP from its collaboration agreement with Servier, which was entered into in April 2009. Total revenue recognized under GAAP in our most recent quarter was $4.7 million, of which $2.7 million represents the pro-rata portion of revenue attributable to the period from April 2009 (i.e. the signing of the collaboration agreement) to September 30, 2009.

As of December 31, 2009, the company's cash, cash equivalents and marketable securities totaled $30.1 million compared to $16.3 million as of June 30, 2009.

Total operating expenses were $5.5 million in the second quarter of fiscal 2010, including $0.6 million of share-based compensation expense. This compares to $4.9 million in operating expenses for the second quarter of fiscal 2009, with share-based compensation expense of $0.6 million. The increase in operating expenses was primarily due to an increase in product development, manufacturing and research expenses.

Due to a change in the tax treaty between the US and France, we are anticipating to receive within this calendar year a full refund of the taxes of $0.55 million paid to the French Government in April of 2009 in association with the upfront licensing payment we received from Servier. The company therefore recorded a receivable for foreign income tax credit of $0.55 million in the second quarter of fiscal 2010.  The receivable for the credit was recorded during the quarter as a result of the Protocol amending the Income Tax Treaty between the United States and France being enacted on December 23, 2009.

The GAAP net loss for the second quarter of fiscal 2010 was $218,000, or $0.00 per share, compared to a net loss of $4.8 million, or $0.19 per share, in the second quarter of fiscal 2009. For a non GAAP review of the quarter, please see the attached analysis on the last two pages of this press release.

Financial Guidance:

As of December 31, 2009, the company had $8.5 million of deferred revenue recorded on its balance sheet associated with the Servier agreements. It is currently expected that the $8.5 million in deferred revenue, for which the payments have already been received, will be recognized as revenue ratably between January 2010 and April 2011 (with a minimum of approximately $1.7 million per quarter).

Pharmacyclics projects total operating expenses, excluding share-based compensation of between $11.0 and $12.0 million for the remaining two quarters of fiscal year 2010, including general and administrative expenses of approximately $3.0 - $3.5 million. Including share-based compensation expense, Pharmacyclics projects total operating expenses of between $12.0 and $13.0 million for the remaining two quarters of fiscal year 2010, including general and administrative expenses of approximately $3.5 - $4.0 million. In the same time frame the company expects to receive from its collaboration partner Servier $1.0 million in research payments and approximately $0.8 million for the supply of products. The company anticipates ending its fiscal year on June 30, 2010 with a cash balance of above approximately $20.0 million.

Financial projections involve a high level of uncertainty due to, among other factors, the variability involved in predicting requirements of early state research programs and clinical trials, the potential for entering into partnering arrangements or strategic collaborations, the timing of U.S. Food and Drug Administration (FDA) decisions and share-based compensation expense.

Robert W. Duggan stated, "A great deal of progress has been accomplished over the past year and especially the past quarter.  The team responsible for making this happen remains dedicated to moving each of our compounds through the human clinical phase in an efficient manner.

As you can read elsewhere in this release, we are making a difference for the better and we look forward to expanding upon our excellent results in treating serious unmet medicinal needs.”

Recent and Upcoming Milestones and Program Updates

•
Bruton's Tyrosine Kinase (Btk) Inhibitor, PCI-32765, the company’s Btk Inhibitor, is currently in a Phase I trial in patients with relapsed or refractory surface immunoglobulin positive B-cell Non-Hodgkin’s Lymphoma (including SLL/CLL). PCI-32765 is an orally active small molecule inhibitor of Bruton’s tyrosine kinase (Btk).  Btk plays a prominent role in B-cell lymphocyte maturation by mediating B-cell receptor (BCR) signal transduction.  By inhibiting this signaling we are intending to induce apoptosis of these cancerous cells.  The company presented interim trial results at the American Society of Hematology (ASH) Meeting in December 2009. At the ASH poster presentation there were 16 patients evaluated for response of which 5 patients had a confirmed partial response (2 in mantle cell lymphoma, 2 in chronic lymphocytic leukemia, and 1 in follicular lymphoma). A partial response is defined as a 50% or greater decrease in the aggregate sum of the diameters of up to the 6 largest dominant masses with no increase in size of other nodes. In addition there were 3 patients with stable disease and 8 patients with progressive disease.

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The first dose cohort consisted of 7 patients treated once daily with orally administered PCI-32765 at a dosage of 1.25 mg/kg.  In this cohort, 2 partial responses were observed (1 patient with mantle cell lymphoma and 1 patient with follicular lymphoma). The second dose cohort consisted of 9 patients treated with our Btk Inhibitor, PCI-32765, at a dosage of 2.5 mg/kg/day.  In this cohort 3 partial responses were observed (1 patient with mantle cell lymphoma and 2 patients with chronic lymphocytic leukemia (CLL/SLL)), and 2 patients had stable disease.  The overall response rate (ORR), considering only partial and complete responses, was 31% for the first two dose cohorts.

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Concurrent with the ASH Poster Presentation, the company announced in a press release the results of interim evaluations performed up to December 5, 2009 on 3 CLL/SLL patients in the third dose cohort.  All three patients were determined to have a partial tumor response based on the interim analyses.  The partial response rate at that point in CLL/SLL patients was 5 out of 6.

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The company submitted further results of the trial in an abstract to be presented at the upcoming American Society for Clinical Oncology (ASCO) Meeting on June 2-6, 2010 in Chicago, IL.  ASCO’s regulations require us not to disclose information contained in this abstract prior to its publication.  Adhering to this policy precludes the company from providing further updates from cohorts 3 through 5 on our Phase I clinical study with our Btk Inhibitor until the abstract is accepted for presentation and made public by ASCO.

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The company anticipates enrolling 5 ascending-dose cohorts in the current Phase I study. As per protocol, dose escalation will continue up to three levels above full Btk active-site occupancy, which occurred in dose cohort 2. The company anticipates an end-of-cycle 2 efficacy review for dose cohort 4 and safety review of dose cohort 5 by the time of the ASCO Annual Meeting. In the third quarter this year the company is planning to begin a Phase II study in Non-Hodgkin’s Lymphoma.

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Recently, the company met with key scientific and clinical advisors regarding chronic lymphocytic leukemia. Based on the input received from these advisors and our own internal data evaluation, the company is planning a Phase Ib trial with our Btk Inhibitor, PCI-32765, in approximately 24 CLL/SLL patients, to begin late second quarter of this year. Additionally, based on the current trial and the Phase Ib study, the company is planning to meet with the FDA to discuss our registration path for CLL late in the third calendar quarter.

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Our preclinical research program is continuing to expand clinical indications for the Btk Inhibitor PCI-32765 outside of hematologic cancers and to support our ongoing clinical trials in lymphoma and CLL.  In laboratory tests, we have shown that our Btk Inhibitor is a potent inhibitor of mast cell (and basophil) degranulation.  Dr. Gerard Evans’ lab at the University of California, San Francisco (UCSF) tested PCI-32765 in his mouse pancreatic model. In the model the Btk Inhibitor completely blocked mast cell degranulation which led to tumor regression and vascular collapse. This work will be presented at the 2010 American Association for Cancer Research (AACR) in Washington DC, April 17-20, 2010 as an oral presentation. With respect to research in lymphoma, the NCI has made valuable discoveries indicating that many types of lymphoma are driven by chronic active BCR signaling, a process dependent upon Btk activity. The NCI findings, which included results from experiments with Pharmacyclics’ Btk Inhibitor, PCI-32765, were recently published in Nature Davis et al. (2010) Vol. 463, p 88-94. You can find the article on our website under the Investor & Media section: http://ir.pharmacyclics.com/presentations.cfm

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Pharmacyclics is focusing on the preclinical optimization of a series of Btk inhibitors for autoimmune diseases. We are anticipating that the in-life phase of IND-enabling preclinical safety studies will be completed this year and are planning to file an IND in the first half of 2011. This program is currently being pursued with priority by our pre-clinical team.

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Histone deacetylase (HDAC) Inhibitor, PCI-24781, is the company’s orally-bioavailable HDAC Inhibitor that disrupts DNA repair and contributes to tumor cell death. In three Phase I clinical trials conducted in patients with hematologic or solid tumors, clinical response or control of tumor growth has been observed following single-agent therapy with our HDAC Inhibitor. Most recently, the company announced at the American Society for Hematology in December 2009 its Phase I trial results of the HDAC Inhibitor, PCI 24781, tested in heavily pretreated relapsed / refractory lymphoma patients. In a review of the clinical data at the end of the Phase I dose-escalation portion of the current lymphoma trial, we have found that our HDAC Inhibitor produced encouraging efficacy results with minimal toxicity when administered as a single agent. Among 16 lymphoma patients evaluated for disease control after the completion of at least 2 treatment cycles, we observed 1 complete response (follicular lymphoma), 4 partial responses (2 follicular lymphoma, 1 diffuse large B-cell lymphoma, 1 mantle cell lymphoma) and 6 patients with stable disease.  Of the 4 follicular lymphoma patients evaluated in this trial, 3 had objective response and the fourth patient manifested stable disease.

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Pharmacyclics’ HDAC Inhibitor has demonstrated a good safety profile in over 80 patients treated so far, with the main dose-limiting toxicity being a rapidly reversible thrombocytopenia, which we believe is related to the pharmacologic mechanism of action. The magnitude of thrombocytopenia can be attenuated by modification of the treatment schedule. The Phase II portion of this trial has now begun in patients with follicular and mantle cell lymphoma.  We plan to enroll 32 patients and will provide trial results in the first half of 2011.

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Our HDAC Inhibitor, PCI-24781, has shown synergy with several approved cancer therapeutics. A Phase I/II trial in sarcoma patients has just begun and is co-sponsored by prominent investigators at Massachusetts General Hospital and Dana-Farber / Harvard Cancer Center. In this study Pharmacyclics’ HDAC Inhibitor is being administered in combination with doxorubicin. We anticipate enrolling between 9 and 18 patients in the Phase I dose-escalation portion of the trial and with an additional 29 patients to be enrolled in the Phase II portion of the trial. We anticipate Phase II results in the first half of 2012.

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The HDAC Inhibitor, PCI-24781, will also be clinically advanced by Servier, our collaboration partner. Servier acquired the exclusive right to develop and commercialize the Pan-HDAC inhibitor product worldwide except for the United States and will pay a royalty to Pharmacyclics on sales outside of the United States.  Pharmacyclics will continue to own all rights to develop and commercialize within the United States and we will have access to the data produced by the Servier clinical program. Most recently we signed a supply agreement to provide Servier with 10 kg of the HDAC Inhibitor PCI 24781, sufficient to supply drugs for a multitude of Phase I and Phase II trials. We anticipate delivery of this 10 kg order within the next two months of 2010.

•
Histone deacetylase 8 (HDAC8) Inhibitor, PCI-34051, is at the preclinical lead optimization stage. PCI-34051 is the current lead molecule. The company plans to conclude its lead optimization work by the end of calendar year 2010. Most recently a presentation for this molecule was accepted by the American Association for Cancer Research and the company will present a poster on April 17-21, 2010 at the AACR annual meeting in Washington DC.

•
Factor VIIa Inhibitor, PCI-27483, is a potent and highly selective small molecule inhibitor of coagulation Factor VIIa.  Factor VIIa is best known for its role in triggering the extrinsic pathway of blood coagulation following contact and complex formation with the cell surface glycoprotein Tissue Factor.  Tissue Factor is overexpressed in pancreatic, gastric, colon and many other cancers of epithelial origin. FVIIa Inhibitor, PCI-27483, is currently being evaluated in a multicenter Phase I/II study in patients with locally advanced or metastatic pancreatic cancer. The first part of the study includes an intra-patient dose escalation in six patients.  Each patient will receive 12 weeks of treatment with PCI-27483 in combination with gemcitabine. By the third quarter of this year, we plan to initiate the randomized Phase II portion of this study in which pancreatic cancer patients will receive 12 weeks of treatment with gemcitabine alone or gemcitabine plus PCI-27483.

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Motexafin Gadolinium (MGd), PCI-0120, is currently being tested in two NCI sponsored Phase II studies. Both studies have survival as their endpoint and both are fully enrolled. One Phase II trial is a multi-center study evaluating MGd in combination with radiation in children with pontine (brain stem) gliomas.  For the pediatric pontine glioma trial, Pharmacyclics is expecting results in the first half of this year.  In the other Phase II study, MGd was tested in patients with newly diagnosed glioblastoma in combination with temazolamide and radiation. Pharmacyclics is expecting survival results in calendar 2011.  The promulgation of study results are dependent upon updates from the NCI.

Conference Call and Webcast Details
The company will hold a conference call today at 4:30 p.m. EST to discuss its second fiscal quarter 2010 financial results and achievements. To participate in the conference call, please dial (866) 727-3220 (for international callers (706) 643-1591) and use the conference ID: 55218310.
To see a short slide presentation to be discussed during the call and to replay the audio broadcast, please go to the Investor Relations Section of our website, under Events & Webcasts: http://ir.pharmacyclics.com/events.cfm and click on “Second Fiscal Quarter 2010 Conference Call Slides”.

The archived version of the webcast will be available on the company's website for one month.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, and includes operating and other expenses adjusted to exclude certain non-cash and non-recurring expenses. These measures are not in accordance with, or an alternative for generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures that we present are: non-cash interest expense associated with the loan from an affiliate of Robert W. Duggan; employee related non-cash expenses; pro-rata revenue related to prior services performed under the Servier Collaboration and the withholding tax related to the Servier transaction. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators we use as a basis for evaluating operational performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes.

About Pharmacyclics
Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of immune mediated disease and cancer. The purpose of the company is to create a profitable business by generating income from products it develops, licenses and commercializes, either with one or several potential partners or alone as may best forward the economic interest of its stakeholders. The company endeavors to create novel, patentable, differentiated products that have the potential to significantly improve the standard of care in the markets it serves. Presently, Pharmacyclics has four product candidates in clinical development and two product candidates in pre-clinical development. It is Pharmacyclics’ business strategy to establish collaborations with large pharmaceutical and biotechnology companies for the purpose of generating present and future income in exchange for adding to their product pipelines. Pharmacyclics strives to generate collaborations that allow it to retain valuable territorial rights and simultaneously fast forward the clinical development and commercialization of its products. The company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of the risk factors and other factors that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q.  We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Pharmacyclics, Inc.
(a development stage enterprise)
Condensed Statements of Operations
(unaudited, in thousands)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenues:
License, collaboration and milestone revenues (1)	$4,702	$-	$4,702	$-
Total revenues	4,702	-	4,702	-
Operating expenses:
Research and development (2)	3,723	2,986	7,011	6,189
General and administrative (3)	1,765	1,874	3,298	5,313
Total operating expenses	5,488	4,860	10,309	11,502
Loss from operations	(786)	(4,860)	(5,607)	(11,502)
Interest and other income (expense), net (4)	18	26	(6)	126
Loss before provision for income tax	(768)	(4,834)	(5,613)	(11,376)
Benefit from Income Tax (5)	550	-	550	-
Net loss	$(218)	$(4,834)	$(5,063)	$(11,376)

Basic and diluted net loss per share	$0.00	$(0.19)	(0.11)	$(0.44)
Shares used to compute basic and
diluted net loss per share	50,076	26,034	45,535	26,025

(1)	Includes $2,676 related to the pro-rata portion of services performed under the Servier Collaboration arrangement prior to this quarter.
(2)
Includes stock based compensation of $216 for three months ended 12/31/2009 and of $173 for three months ended 12/31/2008.
Includes stock based compensation of $374 for six months ended 12/31/2009 and of  $352 for six months ended 12/31/2008.

(3)
Includes stock based compensation of $356 for three months ended 12/31/2009 and of $461 for three months ended 12/31/2008.
Includes stock based compensation of $446 for six months ended 12/31/2009  and of $2,099 for six months ended 12/31/2008.

(4)
Includes accrued interest expense for the six months ended 12/31/2009 to be paid out for the loan to an affiliate of
Robert W. Duggan of $22 and due to its below market interest rate the non-cash GAAP adjustment of $21 to a market interest rate.

(5)	Includes reclaiming French Withholding Tax of $550 paid on the $11 million license payment received from Servier.

Pharmacyclics, Inc.
(a development stage enterprise)
Condensed Balance Sheets
(unaudited, in thousands)

	December 31,	June 30,
	2009	2009

Assets
Cash, cash equivalents and marketable securities*	$30,120	$16,326
Other current assets	2,270	1,215
Total current assets	32,390	17,541
Property and equipment, net	376	470
Other noncurrent assets	319	290
	$33,085	$18,301

Liabilities and stockholders' equity (deficit)
Notes payable to related party	$-	$6,379
Deferred revenue - current portion	6,600	7,025
Other current liabilities	2,620	1,968
Total current liabilities	9,220	15,372
Deferred revenue - non-current portion	1,899	4,603
Other long term obligations	58	67
Total liabilities	11,177	20,042
Stockholder's equity (deficit)	21,908	(1,741)
	$33,085	$18,301

* Marketable securities	$24,353	$1,792

Pharmacyclics, Inc.
(a development stage enterprise)
Three Months ended December 31, 2009
Reconciliation of selected GAAP measures to non-GAAP measures (1)
(unaudited) (in thousands)

	Fiscal Q2	Fiscal Q2
	2010	2009

NET LOSS per GAAP	$(218)	$(4,834)

Adjustments:
R&D stock-based compensation (2)	216	173
G&A stock-based compensation (2)	356	461
Income Tax Adjustment (3)	(550)	-
	22	634

License and collaboration revenues (4)	(2,676)	-
	(2,676)	-

NET LOSS per non-GAAP	$(2,872)	$(4,200)

(1)
This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP. See also "Use of non-GAAP Financial Measures" in this press release.

(2)	All share-based compensation was excluded from the non-GAAP Analysis.
(3)	Represents a reclaiming of paid French Withholding Tax of $550 for the $11 million upfront payment from Servier.
(4)	Represents the pro-rata portion of services performed under the Servier Collaboration arrangement prior to this quarter.

Pharmacyclics, Inc.
(a development stage enterprise)
Six Months ended December 31, 2009
Reconciliation of selected GAAP measures to non-GAAP measures (1)
(unaudited) (in thousands)

	6 Months	6 Months
	2009	2008

NET LOSS per GAAP	$(5,063)	$(11,376)

Adjustments:
R&D stock-based compensation (2)	374	352
G&A stock-based compensation (2)	446	2,099
Interest Adjustment for RWD loan (3)	21	-
Income Tax Adjustment (4)	(550)	-
	291	2,451

License and collaboration revenues (5)	(2,676)	-
	(2,676)	-

NET LOSS per non-GAAP	$(7,448)	$(8,925)

(1)
This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our financial statements prepared in accordance with GAAP. See also "Use of non-GAAP Financial Measures" in this press release.

(2)	All share-based compensation was excluded from the non-GAAP Analysis.
(3)	Due to the below market interest rate of the RWD loan, total GAAP interest expense includes non-cash interest expense of $21.
(4)	Represents a reclaiming of paid French Withholding Tax of $550 for the $11 million upfront payment from Servier.
(5)	Represents the pro-rata portion of services performed under the Servier Collaboration arrangement prior to this quarter.